EXHIBIT 3.2(C)

       AMENDMENT TO THE BYLAWS OF REPUBLIC SECURITY FINANCIAL CORPORATION
                            ADOPTED JANUARY 26, 2000

1) The third sentence of Section 3.02 of the Bylaws shall be deleted in its entirety.
2) The following shall be added between Section 3.02 and Section 3.03 of the Bylaws as a new Section 3.02A:

     "NOMINATION OF DIRECTORS. Every nomination for the election of directors an annual meeting submitted by a shareholder in accordance with the articles of incorporation of the corporation must include, in addition to the information required pursuant to the articles of incorporation, (a) as to each person being nominated, all information relating to the person being nominated that is required to be disclosed in solicitations of proxies for the election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, and Rule 14a-11 thereunder, and (b) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination proposal is made, (i) the name and address of such shareholder, as it appears on the corporation's books, and of such beneficial owner; (ii) the class or series and number of shares of the corporation which are owned of record or beneficially by such shareholder and such beneficial owner; and (iii) a description of all arrangements or understandings among the shareholders and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder."

3) The following shall be added between Section 2.01 and Section 2.02 of the Bylaws as a new Section 2.01A:

     "NOTICE OF SHAREHOLDER BUSINESS. For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given written notice thereof, either by personal delivery or by United States mail, postage prepaid, to the Secretary at the principal office of the corporation not later than the close of business on the 60th day, nor earlier than the close of business on the 90th day, prior to the anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the shareholder must be delivered to the corporation not later than the later of the close of business on the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the corporation, and no earlier than the close of business on the 90th day prior to such annual meeting. Any such notice shall set forth as to each matter the shareholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the annual meeting, and, in the event that such business includes a proposal to amend either the articles of incorporation or bylaws, the language of the proposed amendment, (b) the name and address of the shareholder proposing such business, (c) a representation that the shareholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business, (d) any material interest of the shareholder in such business and (e) any information relating to such proposal that would be required under Regulation 14A of the Securities Exchange Act if the

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     corporation were proposing such business rather than the shareholder. No business (other than the election of directors) shall be conducted by any shareholder at an annual meeting of shareholders except in accordance with this Section 2.01A, and the chairman of any annual meeting of shareholders may refuse to permit any business to be brought by a shareholder before an annual meeting (1) without compliance with the foregoing procedure, or (2) if any such business (a) is not proper business to be brought before the shareholders or (b) violates the corporation's articles of incorporation or federal or state law."